EXHIBIT 99.1

Contact:        Richard A. Lechleiter

Executive Vice President and

Chief Financial Officer

(502) 596-7734

KINDRED HEALTHCARE REDUCES ANNUAL TERM LOAN INTEREST COSTS

LOUISVILLE, Ky. (May 30, 2013) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that it has successfully completed an amendment and restatement of its $787.5 million Term Loan Credit Agreement (the “Term Loan”) to effectively reduce its annual interest cost by 100 basis points. The applicable interest rate on the Term Loan, which matures on June 1, 2018, was reduced by 50 basis points to LIBOR + 325 basis points (previously LIBOR + 375 basis points). In addition, the LIBOR floor was reduced to 1.00% from 1.50%. Kindred expects that the amended and restated Term Loan will result in annualized interest savings of approximately $8 million.

Paul J. Diaz, Chief Executive Officer of the Company, commented, “The improved pricing on the Term Loan further strengthens our financial position and supports our strategy of expanding our continuum of post-acute care services in our key Integrated Care Markets.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-125 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $6 billion and approximately 76,000 employees in 46 states. At March 31, 2013, Kindred through its subsidiaries provided healthcare services in 2,169 locations, including 116 transitional care hospitals, six inpatient rehabilitation hospitals, 204 nursing centers, 24 sub-acute units, 101 Kindred at Home hospice, home health and non-medical home care locations, 103 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,615 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for five years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.